Exhibit 10.66

Fourteenth Amendment to Aon Pension Plan

As Amended and Restated Effective January 1, 2002

WHEREAS, the Aon Pension Plan (the “Plan”) is currently set out in the 2002 Restatement of the Aon Pension Plan, which was generally effective as of January 1, 2002 (the “Restatement”).

WHEREAS, Aon Corporation desires to amend the Plan pursuant to the authority to do so under Section 9.02 of the Plan.

NOW, THEREFORE, the Plan, as set out in the Restatement and as amended from time to time, is further amended as follows, effective as of January 1, 2008, unless otherwise specified below:

1.             Sections 1.02 and 2.01.      Effective April 1, 2009, references to “April 1, 2009 (December 1, 2009, with respect to A&A LTD Participants)” shall be substituted for references to “April 1, 2009” in Sections 1.02 and 2.01.

2.             Section 2.31.         Effective January 1, 2007, a new subsection (j) of Section 2.31 shall be added to read as follows:

“(j)          Solely for the purpose of determining a Participant’s vested and non-forfeitable interest in his or her Accrued Retirement Income (and not for the purpose of determining a Participant’s Normal Retirement Benefit under Section 4.01 or Accrued Retirement Income), a Participant who is notified by the Employer on or after January 1, 2007, that his or her employment is being involuntarily terminated due to job elimination shall be credited with a full Year of Service for his or her year of employment termination.  For the purpose of determining a Participant’s Normal Retirement Benefit under Section 4.01 or Accrued Retirement Income, a Participant who is notified by the Employer on or after January 1, 2007 and prior to February 3, 2009, that his or her employment is being involuntarily terminated due to job elimination shall be credited with a full Year of Service for his or her year of employment termination.  This Section 2.31(j) shall be applied without regard to the Participant’s actual Hours of Service, provided that, in no event shall a Participant be credited with more than one Year of Service for his or her year of employment termination.”

3.             Section 4.01.         Effective April 1, 2009, a reference to “April 1, 2009 (December 1, 2009, with respect to A&A LTD Participants)” shall be substituted for the reference to “April 1, 2009” in the last sentence of the first paragraph of Section 4.01.

4.             Section 4.04.         Effective April 1, 2009, Section 4.04 shall be revised to read as follows:

“4.04  Cessation of Future Benefit Accruals

Notwithstanding anything to the contrary herein, the Company has amended the Plan to cease the future accrual of benefits after April 1, 2009, except with respect to any participant in the A&A Plan who was totally and permanently disabled on or before December 31, 1997 and who, immediately prior to April 1, 2009, continues to be credited with Years of Service under Section 4.01 of the Plan pursuant to Section 18.07(d) of the Plan (an ‘A&A LTD Participant’), and effective December 1, 2009, an A&A LTD Participant shall not accrue any additional benefit under the Plan after December 1, 2009.  The accrued benefits under the Plan will be determined as of April 1, 2009, and become frozen as of such date in accordance with the Plan, except that, effective December 1, 2009, the accrued benefits of A&A LTD Participants will be determined as of December 1, 2009, and become frozen as of such date in accordance with the Plan.”

5.             Section 5.02.  Section 5.02 shall be revised by adding the following new sentence at the end of Section 5.02:

“To the extent required by IRC Section 411(a)(13) and any regulations promulgated thereunder, with respect to any Participant who has (i) an Accrued Retirement Income (or any portion thereof) which is calculated as a hypothetical account maintained for the Participant or as an accumulated percentage of the Participant’s final average compensation, and (ii) one Hour of Service after December 31, 2007, the amount of monthly vested retirement benefit which shall be paid to a Terminated Participant and eligible therefore pursuant to Section 5.01 shall be a percentage of his Accrued Retirement Income equal to the percentage determined under the following table:

Full Years of Service	Non-forfeitable Percentage
Less than 3	0%
3 or more	100%”

6.             Section 5.03.  A new subsection (j) of Section 5.03 shall be added to read as follows:

“(j)          If the Participant’s employment is involuntarily terminated by the Employer due to job elimination on or after January 1, 2007, and if such Participant would attain at least age 65 by December 31 of the year of such employment termination, the Participant’s accrued benefit shall be fully vested upon his or her Termination Date.”

7.             Section 7.02.  Section 7.02 shall be revised by substituting “180” for “90” where it appears therein.

8.             Section 7.06.  Section 7.06 shall be revised by substituting “180” for “90” where it appears therein.

9.             Section 7.11.  Subsection (e) of Section 7.11 shall be revised to read as follows:

“(e)         Benefits suspended under this Section shall resume no later than the first day of the third calendar month after the calendar month in which the Employee ceases to be subject to suspension of his benefit hereunder.  The initial payment shall include the payment scheduled to occur in the calendar month when payments resume and shall include any amounts withheld during the period between cessation of employment and resumption of the payments.  The full amount of such initial payment may be offset against the amount of any prior retirement benefits erroneously paid to the Employee after he had become subject to this Section, and subsequent benefit payments may be offset in the amount of 25% of the amount otherwise due, until the amount of such overpayment has been completely recovered.”

10.          Section 7.12.  Effective August 1, 2009, Section 7.12 shall be revised to read as follows:

“7.12      In-Service Distributions

To the extent permitted under IRC Section 401(a)(36), a Participant who has attained age 62 and is a regular part-time Employee scheduled to work no more than 20 hours per week may commence payment of his or her vested retirement benefit under the Plan.  Benefits payable pursuant to a Participant on or after attaining age 62 but prior to his or her Normal Retirement Date will be no greater then his or her Normal Retirement Benefit, reduced in accordance with Section 5.04 to reflect the early commencement of such benefits.”

11.          Section 7.14.  Section 7.14 shall be revised by substituting “180” for “90” where it appears therein.

12.          Section 7.15.  Section 7.15 shall be revised by substituting “180” for “90” where it appears therein.

13.          Section 8.03.  A new subsection (g) of Section 8.03 shall be added to read as follows:

“(g)         For purposes of the Plan, ‘Investment Committee’ shall refer to the Retirement Plan Governance and Investment Committee.”

14.          Section 8.  Section 8 shall be revised by adding the following new Sections 8.04 and 8.05:

“8.04      Funding

Notwithstanding any provisions of the Plan to the contrary, effective for Plan Years beginning after December 31, 2007 (or such later applicable effective date as permitted for the Plan by Internal Revenue Service Notice 2008-21 and any subsequent guidance issued by the Internal Revenue Service) the minimum funding requirements for the Plan shall be determined under the applicable provisions of IRC Sections 412 and 430.

8.05        Funding Based Restrictions

Notwithstanding any provisions of the Plan to the contrary, effective for Plan Years beginning after December 31, 2007 (or such later applicable effective date as permitted for the Plan by Internal Revenue Service Notice 2008-21 and any subsequent guidance issued by the Internal Revenue Service), funding based limits on Plan benefits and distributions from the Plan shall be determined in accordance with IRC Section 436 and the regulations thereunder, the applicable provisions of which are hereby incorporated by reference. Specifically, with respect to and in furtherance of the foregoing incorporation:

(a)           Notwithstanding any provisions of the Plan to the contrary, and except as otherwise permitted by IRC Sections 436(b)(2) and (f), the Plan shall not provide any Participant with an Unpredictable Contingent Event Benefit with respect to an Unpredictable Contingent Event occurring during a Plan Year if the AFTAP for such Plan Year is less than 60 percent (or the AFTAP would be less than 60 percent as a result of payment of such Unpredictable Contingent Event benefit). Unpredictable Contingent Event Benefits disallowed under the Plan during a IRC Section 436(b) restriction period shall not be paid to Participants upon expiration of the restriction period, except as authorized by a Plan amendment that satisfies the requirements of IRC Section 436(c).

(b)           Notwithstanding any provisions of the Plan to the contrary, and except as otherwise permitted by IRC Sections 436(c)(2), (c)(3), and (f), no amendment to the Plan that has the effect of increasing liabilities of the Plan by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual, or changing the rate at which benefits become nonforfeitable is permitted to take effect if the AFTAP for the Plan Year is less than 80 percent (or is 80 percent or more but would be less than 80 percent if the benefits attributable to the amendment were taken into account in determining the AFTAP).

(c)           Notwithstanding any provisions of the Plan to the contrary, and except as otherwise permitted by Section 7.09 of the Plan, IRC

Section 436(f) or Treasury Regulation Section 1.436-1(a)(3)(ii)(B) or any subsequent guidance issued under IRC Section 436:

(i)            In accordance with IRC Section 436(d)(1) and the regulations issued thereunder, if the Plan’s AFTAP for a Plan Year is less than 60 percent, the Plan shall not (1) permit a Participant or Beneficiary to elect an optional form of benefit that includes a Prohibited Payment, or (2) pay any Prohibited Payment with an Annuity Commencement Date that is on or after the applicable Measurement Date. If a Participant or beneficiary requests such a Prohibited Payment distribution, the Plan shall permit the Participant or beneficiary to elect another form of benefit payment available under the Plan that is not a Prohibited Payment or to defer payment to a later date to the extent permissible under the Plan and applicable IRC qualification requirements (such as IRC Sections 411(a)(11) and 401(a)(9)).

(ii)           In accordance with IRC Section 436(d)(2), the Plan shall not pay any Prohibited Payment with respect to an Annuity Commencement Date occurring during any period in which the Employer is a debtor in a case under Title 11, United States Code (or similar federal or state law), until the date on which the Plan’s enrolled actuary certifies that the Plan’s AFTAP is not less than 100 percent.

(iii)          The following rules shall apply:

(A)          In accordance with IRC Section 436(d)(3)(A), in any case in which the Plan’s AFTAP for a Plan Year is 60 percent or greater but less than 80 percent, the Plan may not (1) permit a Participant or Beneficiary to elect an optional form of benefit that includes a Prohibited Payment, or (2) pay any Prohibited Payment with an Annuity Commencement Date that is on or after the applicable Measurement Date unless the present value of the portion of the benefit that is being paid in a Prohibited Payment does not exceed the lesser of (1) 50 percent of the present value of the benefit payable in the optional form of benefit that includes the Prohibited Payment, or (2) 100 percent of the PBGC Maximum Guarantee Amount with respect to the Participant.  For this purpose, present value is determined using the rules of IRC Section 417(e).

(B)          If an optional form of benefit that is otherwise available under the terms of the Plan is not available as of the Annuity Commencement Date because it is a Prohibited Payment that cannot be paid under Section 8.05(c)(iii)(A) above, then a Participant who elects such an optional form shall have the right either to defer payment of the entire benefit to a later date to the extent permissible under the Plan and applicable IRC qualification requirements (such as IRC Sections 411(a)(11) and 401(a)(9)) or to bifurcate the benefit into unrestricted and restricted portions. If the Participant elects to bifurcate the benefit, the Participant may elect, with respect to the unrestricted portion, any optional form of benefit otherwise generally available under the Plan (whether or not the optional form of benefit with respect to the unrestricted portion is a Prohibited Payment).

(C)          For purpose of this Section 8.05(c)(iii), the unrestricted portion of the Participant’s Plan benefit shall be determined in accordance with regulations issued under IRC Section 436.  In general, the unrestricted portion of the Participant’s Plan benefit is the lesser of (1) 50 percent of the benefit and (2) the benefit that has a present value that does not exceed 100 percent of the PBGC Maximum Guarantee Amount with respect to the Participant. If the Participant elects payment of the unrestricted portion of the benefit in the form of a Prohibited Payment, then the Plan shall permit the Participant to elect payment of the restricted portion in any optional form of benefit payment under the Plan (other than a Prohibited Payment) that would have been permitted with respect to the Participant’s entire benefit.

(D)          Only one Prohibited Payment that meets the requirements of Section 8.05(c)(iii)(A) can be made with respect to any Participant during any period of consecutive Plan Years to which the limitations under IRC Section 436(d) applies.

(E)           For purposes of this Section 8.05(c)(iii), a Participant and any Beneficiary on his or her behalf (including an alternate payee, as defined in IRC Section 414(p)(8)) will be treated as one Participant.

If a Participant’s Accrued Benefit is allocated to an alternate payee and one or more other persons, then the unrestricted amount under Section 8.05(c)(iii)(C) will be allocated among such persons in the same manner as the Accrued Benefit is allocated, unless the qualified domestic relations order provides otherwise.

(d)           Effective April 1, 2009 (December 1, 2009, with respect to A&A LTD Participants), the Plan no longer provides for benefit accruals for any Participants.  However, if the Plan is ever amended to recommence benefit accruals in the future, then notwithstanding any provisions of the Plan to the contrary, and except as otherwise permitted by IRC Sections 436(e)(2) and (f), if the Plan’s AFTAP is less than 60 percent for a Plan Year, all benefit accruals under the Plan shall cease as of the applicable Measurement Date pursuant to IRC Section 436(e)(1). If the Plan is required to cease benefit accruals pursuant to IRC Section 436(e):

(i)            During such restriction period, the Plan may not be amended in a manner that would increase the liabilities of the Plan by reason of an increase in benefits or establishment of new benefits, regardless of whether such amendment would otherwise be permissible under IRC Section 436(c)(3) and the regulations promulgated thereunder; and

(ii)           Unless the Plan has been duly amended to provide otherwise, benefit accruals shall resume under the Plan as of the Measurement Date on which benefit accruals are no longer restricted, as set forth in the regulations promulgated under IRC Section 436.

(iii)          Benefit accruals disallowed under the Plan during a restriction period described in IRC Section 436(e) shall not be credited under the Plan upon expiration of the restriction period except as authorized by a duly adopted Plan amendment subject to the requirements of IRC Section 436(c).

(e)           As provided in Section 1107 of the Pension Protection Act of 2006, application of the restrictions set forth in this Section 8.05 shall not cause the Plan to fail to meet the requirements of IRC Section 411(d)(6). In the event of a restriction under the Plan pursuant to IRC Section 436 that affects a Participant’s right to receive a benefit or distribution of a benefit, or to elect an optional form of payment under the Plan, or that reduces the amount of benefit payable to a Participant, such restriction shall not constitute an impermissible cutback within the meaning of IRC Section 411(d)(6).

(f)            For purposes of this Section 8.05, the following capitalized terms shall have the meanings ascribed below:

(i)            ‘AFTAP’ means the adjusted funding target attainment percentage as defined in IRC Section 436(j)(2) and the regulations promulgated thereunder.

(ii)           ‘Annuity Commencement Date’ means for purposes of IRC Section 436(d):

(A)          the first day of the first period for which an amount is payable as an annuity as described in IRC Section 417(f)(2)(A)(i);

(B)          in the case of a benefit not payable in the form of an annuity, the annuity starting date for the qualified joint and survivor annuity that is payable under the Plan at the same time as the benefit that is not payable as an annuity;

(C)          in the case of an amount payable on a retroactive annuity start date, the benefit commencement date;

(D)          the date of the purchase of an irrevocable commitment from an insurer to pay benefits under plan;

(E)           the date of any transfer of assets and liabilities to another plan maintained by the Employer (or by any member of the Employer’s controlled group) that is made to avoid or terminate the application of the benefit limitations of IRC Section 436; or

(F)           if a Participant commences benefits at an Annuity Commencement Date as described above and after the death of the Participant payments continue to a Beneficiary, the Annuity Commencement Date for the payments to the Participant constitutes the Annuity Commencement Date for the Beneficiary, except that a new Annuity Commencement Date occurs if the amounts payable to all Beneficiaries of the Participant in the aggregate at any future date can exceed the monthly amount that would have been paid to the Participant had he or she not died.

(iii)          ‘Measurement Date’ means the applicable ‘section 436 measurement date’ as defined under Treasury Regulation Section 1.436-1(j)(8), which is the date that is used (i) to stop or start the application of the limitations of IRC Sections 436(d) and 436(e), and (ii) for calculations with respect to applying the limitations of IRC Sections 436(b) and (c).

(iv)          ‘PBGC Maximum Guarantee Amount’ means the present value (determined under guidance prescribed by the Pension Benefit Guaranty Corporation, using the interest and mortality assumptions under IRC Section 417(e)) of the maximum benefit guarantee with respect to a Participant (based on the Participant’s age or the Beneficiary’s age at the Annuity Commencement Date) under Section 4022 of ERISA for the year in which the Annuity Commencement Date occurs.

(v)           ‘Prohibited Payment’ means:

(A)          any payment for a month that is in excess of the monthly amount paid under a single life annuity (plus any social security supplements described in the last sentence of IRC Section 411(a)(9)), to a Participant or Beneficiary whose Annuity Commencement Date occurs during any period that a limitation on accelerated benefit payments is in effect;

(B)          any payment for the purchase of an irrevocable commitment from an insurer to pay benefits;

(C)          any transfer of assets and liabilities to another plan maintained by the Employer (or by any member of the Employer’s controlled group) that is made to avoid or terminate the application of the benefit limitations of IRC Section 436;

(D)          any other payment that is identified as a prohibited payment by the Commissioner of the Internal Revenue Service in revenue rulings and procedures, notices and other guidance published in the Internal Revenue Bulletin; and

(E)           in the case of a Beneficiary that is not an individual, the amount that is a ‘Prohibited Payment’ is determined by substituting for the amount in

Section 8.05(f)(v)(A) the monthly amount payable in installments over 240 months that is actuarially equivalent to the benefit payable to the Beneficiary.

(vi)          ‘Unpredictable Contingent Event’ means:

(A)          A plant shutdown (or a similar event), or

(B)          An event (including the absence of an event) other than attainment of age, performance of service, receipt or derivation of compensation, or the occurrence of death or disability.

(vii)         ‘Unpredictable Contingent Event Benefit’ means a benefit payable solely by reason of an Unpredictable Contingent Event.”

15.          Section 14.10.  A new subsection (vi) of Section 14.10 shall be added to read as follows:

“(vi)        For Plan Years beginning on or after December 31, 2007, for purposes of adjusting any benefit payable in a form that is subject to the minimum present value requirements of IRC Section 417(e)(3), the interest rate assumption shall be the applicable interest rate (as defined in IRC Section 417(e)(3)) for the September preceding the Plan Year that contains the distribution date.”

16.          Section 14.18.  Subsections (b) and (c) of Section 14.18 shall be revised to read as follows:

“(b)         ‘Eligible Retirement Plan’ means an individual retirement account described in IRC Section 408(a), an individual retirement annuity described in IRC Section 408(b), an annuity plan described in IRC Section 403(a), a Roth individual retirement account described in IRC Section 408A (but only if the requirements of IRC Section 408A, including any income limitations, are met), or  a qualified trust described in IRC Section 401(a) that accepts the Distributee’s eligible rollover distribution. An ‘Eligible Retirement Plan’ shall also mean an annuity contract described in IRC Section 403(b) and an eligible deferred compensation plan under IRC Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan.  The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in IRC Section 414(p). Notwithstanding the foregoing, if the Distributee is a non-spouse Beneficiary of a deceased Participant, ‘Eligible Retirement

Plan’ shall be limited to an individual retirement account described in IRC Section 408(a), an individual retirement annuity described in IRC Section 408(b), or a Roth individual retirement account described in IRC Section 408A (but only if the requirements of IRC Section 408A, including any income limitations, are met).

(c)           A ‘Distributee’ is an employee or former employee, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in IRC Section 414(p).  ‘Distributee’ shall also include a non-spouse beneficiary of a deceased Participant.”

17.          Section 14.20.  Effective January 1, 2007, Section 14.20 shall be revised by adding the following new sentence at the end of Section 14.20:

“To the extent required by IRC Section 401(a)(37), if a Participant dies while performing ‘qualified military service’ (as defined under IRC Section 414(u)), then the survivors of the Participant shall be entitled to any additional benefits (other then benefit accruals or allocations relating to the period of qualified military service) provided under the terms of the Plan had the Participant resumed employment with the Employer on the day preceding such death and then terminated employment on account of death.”

IN WITNESS WHEREOF, Aon Corporation has adopted this Fourteenth Amendment to the 2002 Restatement of the Aon Pension Plan, effective as of the dates set forth herein.